Exhibit 2.4

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of March 24, 2006 (this “Amendment Agreement”), among HOST MARRIOTT CORPORATION, a Maryland corporation (“Horizon”), HOST MARRIOTT, L.P., a Delaware limited partnership (“Horizon OP”), HORIZON SUPERNOVA MERGER SUB, L.L.C., a Maryland limited liability company wholly owned by Horizon OP (“REIT Merger Sub”), HORIZON SLT MERGER SUB, L.P., a Delaware limited partnership wholly owned by REIT Merger Sub, its general partner, and Horizon OP (“SLT Merger Sub” and, together with Horizon, Horizon OP and REIT Merger Sub, the “Horizon Parties”), STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation (“Sun”), STARWOOD HOTELS & RESORTS, a Maryland real estate investment trust (“Trust”), SHERATON HOLDING CORPORATION, a Nevada corporation (“SHC”), and SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“SLT” and, together with Sun, Trust and SHC, the “Sun Parties”).

WITNESSETH:

WHEREAS, the parties hereto are parties to a Master Agreement and Plan of Merger, dated as of November 14, 2005 (the “Merger Agreement”);

WHEREAS, Horizon, Horizon OP and Sun are parties to an Indemnification Agreement, dated as of November 14, 2005 (the “Indemnification Agreement”);

WHEREAS, Horizon, Horizon OP and Sun and certain of their Affiliates are parties to a Tax Sharing and Indemnification Agreement, dated as of November 14, 2005 (the “Tax Sharing and Indemnification Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement, the Indemnification Agreement and the Tax Sharing and Indemnification Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (all capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement):

Section 1. Amendments to the Merger Agreement.

(a) Section 2.5 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.5 Purchase Price Allocations. The consideration payable pursuant to this Agreement and the Local Purchase Agreements shall be allocated among the Acquired Entities and the Acquired Assets in accordance with the allocation schedule set forth on Exhibit E (the “Allocation Schedule”). Except with respect to the items set forth on Schedule 2.5 (which items shall not be adjusted pursuant to this Section 2.5), the parties to this Agreement shall revise the Allocation Schedule to take into account any variation or adjustment in the consideration payable pursuant to this Agreement and the Local Purchase Agreements, including any variation in the value of the Horizon Common Stock issuable in the Closing Transactions from the value of such stock on the date hereof, as well as estimated and final adjustments pursuant to Article 8. Any such variation or adjustment shall be allocated proportionately among the Acquired Entities and Acquired Assets acquired with such consideration (such that the proportion of the aggregate consideration allocated to each Acquired Entity and Acquired Asset remains the same after such variation or adjustment, except that (i) the consideration allocable, directly or indirectly, to the stock of WD Parent shall be equal to the face amount of the debt obligations held by WD Parent, (ii) the consideration allocable, directly or indirectly, to the debt obligation of Sun and its Affiliates held by SLT shall be equal to the face amount of such debt obligation held by SLT, (iii) the allocations to the Acquired Hotels located in Europe (the “European Hotels”), and the Acquired Entities in which such Acquired Hotels are held, shall not be changed from the respective amounts set forth in Schedule 10.1(e) and (iv) so long as the daily closing price of a share of Horizon Common Stock as of the Closing Date as reported on the NYSE Composite Transactions reporting system is no less than $17.00, the allocations to (1) the Acquired Hotels (other than the European Hotels) not held directly or indirectly by Trust immediately prior to the REIT Merger Effective Time (other than the Acquired Hotel identified as the “W Seattle” on Schedule 10.1(d), if applicable), (2) the Acquired Hotels identified as the “Sheraton Royal Denarau Resort” and the “Sheraton Fiji Resort” on Schedule 10.1(d) and (3) the Acquired Hotels designated as the Replacement Hotels (other than the Acquired Hotel identified as the “W Seattle” on Schedule 10.1(d), if applicable) in accordance with Section 2.1(f), and, in the case of clauses (1), (2) and (3), the Acquired Entities in which such Acquired Hotels are held, shall not be changed from the respective amounts set forth in Schedule 10.1(e)); provided, however, that any variation or adjustment pursuant to Section 6.18, Section 6.30, Article 8 or any other provision of this Agreement, the Indemnification Agreement or the Tax Sharing and Indemnification Agreement, as applicable, that relates to any extent to a particular Acquired Entity or Acquired Asset shall be applied to such Acquired Entity or Acquired Asset to such extent. Attached hereto as Exhibit F are examples of how the parties to this Agreement agree revisions to Exhibit E should be made if there are variations in the value of the Horizon Common Stock issuable in the Closing Transactions from the value of such stock on the date hereof. Revisions to the Allocation Schedule shall be made in a manner consistent with the methodology used in the examples set forth in Exhibit F. The parties hereto shall report the transactions contemplated by this Agreement and the Local Purchase Agreements on any Tax Return consistent with the Allocation Schedule, giving effect to any mutually agreed adjustments.”

(b) The Merger Agreement is hereby amended to add the following as Section 5.3(c):

“(c) Notwithstanding anything to the contrary set forth in Section 5.3(a) (but subject to Section 5.1(v)), the Sun Parties shall not be prohibited from furnishing information to or entering into discussions, negotiations or agreements with any Person that makes a bona fide written Paired Share Proposal to the Board of Directors of Sun after the date hereof, and Section 5.3(a) shall not apply to such Person or Paired Shared Proposal.”

(c) Section 6.18(a)(vi) of the Merger Agreement is hereby deleted in its entirety and the reference to clause (vi) of Section 6.18(a) in Section 6.18(c) of the Merger Agreement is hereby deleted.

(d) Section 6.18(a)(viii) of the Merger Agreement is hereby deleted in its entirety and the reference to clause (viii) of Section 6.18(a) in Section 6.18(c) of the Merger Agreement is hereby deleted.

(e) Section 6.18(a)(ix) of the Merger Agreement is hereby deleted in its entirety and the reference to clause (ix) of Section 6.18(a) in Section 6.18(c) of the Merger Agreement is hereby deleted.

(f) Section 6.18(f)(ii) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) With respect to any Deferred Asset, in the event that all of the Sun Deferral Triggers, if any, applicable to such Deferred Asset have been cured (or there are otherwise no Sun Deferral Triggers then occurring), Horizon OP may elect to acquire such Deferred Asset by delivering to Sun, at any time, and from time to time, on or prior to the Post-Closing Deferral Deadline for such Deferred Asset, a written notice (the “Post-Closing Acquisition Notice”) setting forth the Deferred Asset to be acquired and the Horizon Subsidiary that will acquire such Deferred Asset. Horizon OP shall acquire such Deferred Asset on a business day agreed upon by Sun and Horizon which shall be no more than sixty (60) days after the date of such notice.”

(g) Section 6.19(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Notwithstanding anything contained in this Agreement to the contrary, the parties hereto hereby agree and acknowledge that SHC Indebtedness shall be deemed not to be Specified Indebtedness for any and all purposes of this Agreement, including Sections 6.19(a), 6.19(c), and 6.19(d) hereof and the definition of Retained Liabilities in Section 10.1(mmm) hereof.”

(h) Section 6.27(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Employees. Sun shall, and shall cause the Sun Subsidiaries to, take all necessary actions such that, immediately prior to the Closing (or, in the case of Deferred Assets, immediately prior to the applicable closing pursuant to Section 6.18(f)), none of the Acquired Entities will employ any employees; provided, however, that all employees of the Acquired Hotels identified as the “Westin Europa & Regina”, the “Westin Palace Milan”, the “Sheraton Roma Hotel & Conference Centre” and the “Westin Palace Madrid” on Schedule 10.1(d) other than the general manager and controller shall (A) immediately prior to, and as of, the applicable closing pursuant to Section 6.18(f), be employed by the Acquired Entity by which such Acquired Hotel is held and (B) immediately after the applicable closing pursuant to Section 6.18(f), be employed by the Acquired Entity that leases such Acquired Hotel pursuant to a lease arrangement entered into immediately following the applicable closing pursuant to Section 6.18(f) but on the applicable closing date.”

(i) Section 6.32(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(d) The procedure set forth in this Section 6.32(d) shall be available upon request of either party made within 15 business days after the delivery by Horizon OP of a notice of disagreement pursuant to Section 6.32(b). As promptly as practicable following the delivery of the 2005 Audited Financial Statements but in no event later than thirty (30) days thereafter, the parties shall use the supporting schedules thereto to calculate the amount of the actual Hotel EBITDA for Operating Year 2005 for all Acquired Hotels (other than the Sheraton Royal Denarau Resort) (in the aggregate and on an individual hotel-by-hotel basis) (the “Actual EBITDA Amount”). In the event the Closing has already occurred, no more than five (5) business days after the determination of the Actual EBITDA Amount in accordance with this Section 6.32(d), (i) if the Actual EBITDA Amount exceeds the Estimated EBITDA Amount, Horizon OP shall deliver to Sun, by wire transfer of immediately available funds, a U.S. dollar amount equal to (A) such difference multiplied by (B) 12.8 (but no more than the lesser of (1) the amount of the Reduction and (2) the amount of the additional Transfer Taxes and Transaction Costs actually paid by Sun as a consequence of the application of the Reduction) and (ii) if the Estimated EBITDA Amount exceeds the Actual EBITDA Amount, Sun shall deliver to Horizon OP, by wire transfer of immediately available funds, a U.S. dollar amount equal to (A) such difference multiplied by (B) 12.8 (up to the amount of Transfer Taxes and Transaction Costs that would not have been paid by Horizon had the Actual EBITDA Amount been applied instead of the Estimated EBITDA Amount), together with, in each case of clause (i) and (ii), interest on such difference accrued at a variable rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., at its principal office in New York, New York, as its annual base rate, calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date such amount is payable pursuant to this Section 6.32(d).”

(j) Section 9.1(e) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(e) by either Horizon OP or Sun, if the Closing Transactions shall not have been consummated prior to April 24, 2006 (such date, as extended pursuant to this Section 9.1(e), the “Termination Date”); provided, however, that (i) if the Closing Notice is delivered on or prior to the Termination Date, then neither Horizon OP nor Sun may terminate this Agreement pursuant to this Section 9.1(e) until the first

Monday (or, if such Monday is not a business day, the next business day) that is at least three (3) business days following the date on which the Closing Notice is delivered to Sun, (ii) the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure, or the failure of whose Affiliate, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Transactions to occur on or before such date and (iii) Sun shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) if the announcement or pendency of a Paired Share Proposal, or discussions, negotiations or other activities with respect thereto, has been the cause of, or resulted in, the failure of the Closing Transactions to occur on or before such date;”

(k) Section 10.1(aaa) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(aaa) “Paired Share Proposal” means any proposal or offer (including any proposal or offer to Sun’s or Trust’s equityholders) with respect to any transaction or a series of transactions to the extent such one or more transactions relate to the issuance, offer or sale of Paired Shares (or, contingent upon the Closing or de-pairing of the Paired Shares, Sun Common Stock) that has resulted or, if not yet consummated, as proposed would result, in the acquisition by any Person or group of Persons, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50 percent of the Paired Shares (or Sun Common Stock).”

(l) Schedule 1.7(a)(ii) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 1.7(a)(ii) attached hereto.

(m) Schedule 6.3(a)(i) to the Merger Agreement is hereby amended to delete the references to International Filings and Other Actions under the heading “Canada” therein.

(n) Schedule 6.16(vi) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 6.16(vi) attached hereto.

(o) Schedule 6.16(vii) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 6.16(vii) attached hereto.

(p) Schedule 6.18(a)(i) to the Merger Agreement is hereby amended to delete the following in Section III(F)(3):

“Poland: Notification to the office for the Protection of Competition and Consumers under the Protection of Competition and Consumers Act of 15 December 2000.”

(q) Schedule 10.1(e) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 10.1(e) attached hereto.

(r) Schedule 10.1(ttt) to the Merger Agreement is hereby amended to delete the reference to “SHC Indebtedness” therein.

(s) Exhibit E (Allocation Schedule) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit E attached hereto.

(t) Exhibit F (Examples of Revisions to the Allocation Schedule) to the Merger Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit F attached hereto.

(u) Exhibit J (Form of Sublease Agreement) to the Merger Agreement is hereby deleted in its entirety and references in the Merger Agreement, Schedules and Exhibits thereto and deliveries pursuant thereto, including deliveries pursuant to Exhibit A to the Merger Agreement, to a Sublease Agreement shall be deemed to refer to the applicable Operating Agreement and/or License Agreement (as modified in accordance with Schedules 6.16(vi) and (vii) to the Merger Agreement), as the context requires.

(v) Exhibit L (Form of Master Reserve Fund Agreement) to the Merger Agreement is hereby amended so that the definition of “2006 Additional Funding” set forth in Section 1.01 thereof shall be amended and restated in its entirety to read as follows:

““2006 Additional Funding” shall mean the amount of Fifty-Four Million Dollars ($54,000,000).”

(w) Exhibit P (Form of Compensating Balance Agreement) to the Merger Agreement is hereby deleted in its entirety and references in the Merger Agreement, Schedules and Exhibits thereto to the Compensating Balance Agreement shall be deleted in their entirety.

(x) Exhibit T (Form of Corporate-Level Agreement) to the merger agreement is hereby amended to add as a new Section 5.10 the language set forth in Exhibit T attached hereto.

Section 2. Amendments to the Indemnification Agreement.

(a) Section 2(m) of the Indemnification Agreement is hereby amended and restated in its entirety to read as follows:

“(m) Limitation on Tax Indemnification. Notwithstanding anything in this Agreement, the Transaction Agreements (other than the Tax Sharing and Indemnification Agreement) or any other documents (including any language in this Agreement, the Transaction Agreements (other than the Tax Sharing and Indemnification Agreement) or any other documents containing the words “notwithstanding anything to the contrary” or words to similar effect) to the contrary, in no event shall Sun, any Sun Party, any Affiliate of any Sun Party, any Sun Pre-Merger Member or any Sun Pre-Merger Affiliate (or any other Affiliate of Sun that is a party to the Transaction Agreements or such other documents) be required to indemnify (including, without limitation, pursuant to the Transaction Agreements or any other documents) against, or otherwise be treated as being directly or indirectly responsible (including, without limitation, pursuant to the Transaction Agreements or any other documents) for, (i) any Taxes (or any other amounts paid to any Governmental Entity or Taxing Authority) attributable to any Failure by Horizon, any Horizon Foreign Currency REIT or other Affiliates of Horizon (including, without limitation, SHC, any Transferred REIT Entity or any other Acquired Entity) to qualify as a REIT under the Code with respect to any Post-Closing Taxable Period or Post-Closing Straddle Period, (ii) any Taxes (including any Taxes paid pursuant to Code Section 856(c)(7), 856(g)(5) or 857(b)(5)) or any other amounts paid to any Governmental Entity or Taxing Authority (including, without limitation, pursuant to a closing agreement with a Taxing Authority) to Mitigate any Failure by Horizon or its Affiliates (including any Acquired Entity) to qualify as a REIT under the Code with respect to any Post-Closing Taxable Period or Post-Closing Straddle Period, (iii) any Taxes or other amounts paid to any Governmental Entity or Taxing Authority (including, without limitation, pursuant to a closing agreement with a Taxing Authority) attributable to any Failure, or to Mitigate any Failure, by Horizon or its Affiliates (other than an Acquired Entity) to qualify as a REIT under the Code with respect to any Pre-Closing Taxable Period or Pre-Closing Straddle Period, or (iv) any Losses (including, without limitation, any Taxes and distributions to shareholders, other than those pursuant to Section 3(a)(i)(D) of the Tax Sharing and Indemnification Agreement) resulting directly or indirectly from any matter described in clauses (i), (ii) or (iii) (other than (A) any reasonable costs and expenses incurred in obtaining Consents (within the meaning of Exhibit A) or (B) other costs (including Taxes) to remove assets where such removal is required in order to satisfy REIT Requirements); provided, however, that the foregoing shall not relieve Sun of Losses resulting from any breaches of Sections 5.1(i), 6.8, 6.18, or 6.26 of the Merger Agreement or Exhibit A that (I) are the result of the act of fraud by Sun or any Sun Subsidiary and would, absent this Section 2(m), be indemnifiable under this Agreement or (II) (A) are the result of willful breach or intentional misrepresentation by the following persons at Sun: the Senior Vice President of Tax and his or her direct reports, the Chief Financial Officer and his or her direct reports, and the Comptroller and his or her direct reports, and would, absent this Section 2(m), be indemnifiable under this Agreement and (B) involve the Senior Vice President of Tax of Horizon OP or Horizon not having been informed in writing (including, without limitation, pursuant to the procedures and other provisions of Exhibit A)

of such willful breach or intentional misrepresentation, or facts giving rise to such willful breach or intentional misrepresentation, by the Senior Vice President of Tax of Sun (or any other representative of Sun) by the date that is no later than the fourteenth (14th) day prior to Closing.”

Section 3. Foreign Operating and License Agreements. Simultaneously with the execution of each of the Operating Agreements and License Agreements (as modified in accordance with Schedules 6.16(vi) and (vii) to the Merger Agreement) with respect to the Acquired Hotels located outside of the United States, Horizon, Horizon OP and Sun shall each execute and deliver to the other parties thereto a letter agreement in all material respects in the form of Annex A attached hereto with respect to the Operating Agreements and License Agreements executed at such time (it being understood that such letter agreement shall be revised to remove references to Operating Agreements and License Agreements not executed at such time which shall then be addressed in a separate letter agreement).

Section 4. Agreement Regarding Certain Deferred Assets.

(a) Notwithstanding anything to the contrary in the Merger Agreement, the parties hereto agree that (i) the Acquired Hotels identified as the “Le Centre Sheraton Montreal Hotel”, the “Sheraton Centre Toronto Hotel” and the “Sheraton Hamilton Hotel” on Schedule 10.1(d) to the Merger Agreement and the applicable Acquired Entities (collectively, the “Canadian Hotels”), shall be deemed before, on and after the Closing to be Deferred Assets and (ii) none of the Horizon Parties or their Affiliates will have any obligations to purchase or take any other action (other than under Section 6.18(d) of the Merger Agreement) with respect to, and none of the Sun Parties or their Affiliates will have any obligations to sell or take any other action (other than under Section 6.18(d) of the Merger Agreement) with respect to, such Deferred Assets, including pursuant to Section 6.18(f) of the Merger Agreement. For the avoidance of doubt, the parties agree that the Cash Amount shall be reduced by a total of $275,600,000 in accordance with Section 6.18(e) of the Merger Agreement. The parties hereby agree and acknowledge that Exhibits E and F to the Merger Agreement, as amended and restated pursuant to this Amendment Agreement, reflect the exclusion of the Canadian Hotels pursuant to this Section 4(a).

(b) Notwithstanding anything to the contrary in the Merger Agreement, the parties hereto agree that the Acquired Hotels identified as the “Westin Europa & Regina”, the “Westin Palace Madrid” and the “Westin Palace Milan” (collectively, the “Primary International Hotels”), together with the “Sheraton Roma Hotel & Conference Centre” and the “Sheraton Skyline Hotel & Conference Center” on Schedule 10.1(d) to the Merger Agreement (together with the Primary International Hotels and together with the applicable Acquired Entities, the “Deferred International Hotels”), shall be deemed before, on and (subject to this Section 4 and Section 6.18(f) of the Merger Agreement) after the Closing to be Deferred Assets. References in the Merger Agreement to the “Deferred International Hotels deferred pursuant to Section 6.18(a)(ix)”, including those references in Article VII of the Merger Agreement, shall be deemed to refer to the Deferred International Hotels deemed to be Deferred Assets pursuant to this Section 4(b).

(c) Notwithstanding anything to the contrary in the Merger Agreement, the parties hereto agree that Horizon OP or one or more Horizon Subsidiaries designated by Horizon OP shall acquire, and Sun or the applicable Sun Subsidiary shall sell to Horizon OP (or such Horizon Subsidiary), the Deferred International Hotels as promptly as practicable after the Closing Date; provided, however that (i) Horizon OP (or such Horizon Subsidiary) shall not be required to acquire any Deferred International Hotel so long as any Horizon Deferral Trigger exists with respect to any of the Primary International Hotels and (ii) Sun (or such Sun Subsidiary) shall not be required to sell any Deferred International Hotel unless Horizon OP (or a Horizon Subsidiary) agrees to acquire at the same time all Deferred International Hotels not subject to an existing Deferral Trigger, including (so long as any Primary International Hotel is a Deferred Asset) at least one (1) of the Primary International Hotels. The date of any such closing pursuant to this Section 4(c) shall be deemed to be the closing date set forth in the applicable Post-Closing Notice for purposes of Section 6.18(f) of the Merger Agreement, and any such closing shall be deemed to be the “closing” for purposes of Section 6.18(f) of the Merger Agreement. Except as set forth in this Section 4, the terms and conditions of Section 6.18(f) of the Merger Agreement shall apply to Horizon OP’s (or such Horizon Subsidiary’s) acquisition, and Sun’s (or such Sun Subsidiary’s) sale, of the

Deferred International Hotels after the Closing; provided, however, that subject to the continuing existence of applicable Deferral Triggers, the parties shall endeavor in good faith to complete the closing of (i) the Deferred International Hotels (other than the Acquired Hotel identified as the “Westin Europa & Regina”) on or prior to May 3, 2006 and (ii) the Acquired Hotel identified as the “Westin Europa & Regina” on or prior to June 15, 2006.

(d) In each of the following provisions in the Merger Agreement, the Indemnification Agreement and the Tax Sharing and Indemnification Agreement, respectively, to the extent applied to any Deferred Asset that is subsequently acquired by Horizon OP pursuant to Section 6.18 of the Merger Agreement, the terms “Closing Date” and the “date on which the REIT Merger Effective Time occurs”, shall mean the applicable closing date for such Deferred Asset pursuant to Section 6.18 of the Merger Agreement, and the term “Closing” shall mean the applicable closing for such Deferred Asset pursuant to Section 6.18 of the Merger Agreement:

(i) the following Sections of the Merger Agreement: 3.8(a), 3.9(b)(v), 3.14, 3.17(a)(xiii), 3.19, 6.3(a), 6.4, 6.5, 6.6, 6.8, 6.23, 6.27, 6.28, 6.29, 10.1(i), 10.1(y), 10.1(ee), 10.1(ccc) and clauses (D) and (E) of 10.1(mmm)(i);

(ii) the following Sections of the Indemnification Agreement: 2(e), 2(f) and 2(h); and

(iii) all provisions of the Tax Sharing and Indemnification Agreement other than (for the avoidance of doubt) the following Sections: 2(j) and 3(h).

Notwithstanding the foregoing, with respect to Taxes and any Losses (within the meaning accorded to such term by the Indemnification Agreement) resulting from Taxes, this Section 4(d) shall only apply to the extent that (i) this Section 4(d) would apply, without taking into account this sentence, to a Deferred International Hotel, and (ii) such Taxes are imposed on (A) such Deferred International Hotel (including, without limitation, real and personal property Taxes imposed with respect to such Deferred International Hotel) or (B) any Acquired Entity that constitutes a Deferred Asset and owns such Deferred International Hotel.

Section 5. Foreign Operating and License Agreement Guarantee. Horizon OP hereby agrees that (i) it will guarantee, or cause a Horizon Subsidiary that will own, directly or indirectly, following the Closing all of the Acquired Hotels located in Europe to guarantee, the obligations of the applicable Horizon Affiliates under the Operating Agreements and License Agreements (as modified in accordance with Schedules 6.16(vi) and (vii) to the Merger Agreement) with respect to the Acquired Hotels located in Europe and (ii) it will cause SHC to guarantee (and if, at any time, SHC has a net worth of less than $50 million, it will cause a substitute guarantor that maintains a net worth in excess of $50 million to guarantee) the obligations of the applicable Horizon Affiliates under the Operating Agreements and License Agreements (as modified in accordance with Schedules 6.16(vi) and (vii) to the Merger Agreement) with respect to the Acquired Hotels located in Fiji and Chile; provided that no such guarantee shall be required with respect to any Acquired Hotel from and after the time such Acquired Hotel is no longer owned directly by a Horizon Subsidiary, at which time such guarantee shall terminate.

Section 6. Owner’s Investment. The bracketed amount in the definition of “Owner’s Investment” in the Operating Agreement (as modified in accordance with Schedules 6.16(vi) and (vii) to the Merger Agreement) executed for each of the Acquired Hotels shall be completed with the amount set forth opposite such Acquired Hotel on Annex B attached hereto.

Section 7. Effectiveness of Amendments. Upon the execution and delivery hereof, the Merger Agreement, the Indemnification Agreement and the Tax Sharing and Indemnification Agreement shall thereupon be deemed to be amended and restated as hereinabove set forth as fully and with the same effect as if the amendments and restatements made hereby were originally set forth in the Merger Agreement, the Indemnification Agreement and the Tax Sharing and Indemnification Agreement, as applicable, and this Amendment Agreement and each of the Merger Agreement, the Indemnification Agreement and the Tax Sharing and Indemnification Agreement shall henceforth respectively be read, taken and construed as one and the same instrument and references herein or in the Ancillary Agreements to such agreements shall be deemed to refer to such agreements as so amended and restated, but such amendments and restatements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement, the Indemnification Agreement or the Tax Sharing and Indemnification Agreement.

Section 8. Representations and Warranties of the Sun Parties. The Sun Parties jointly and severally represent and warrant to the Horizon Parties as follows:

(a) Authority. Each of the Sun Parties has all necessary corporate or other power and authority to execute and deliver this Amendment Agreement. The execution and delivery by each Sun Party of this Amendment Agreement have been duly and validly authorized by all necessary action and no other proceedings on the part of any Sun Party and no votes by any holder of Interests in any Sun Party are necessary to authorize this Amendment Agreement. This Amendment Agreement has been duly authorized and validly executed and delivered by each Sun Party and constitutes a legal, valid and binding obligation of each such Sun Party, enforceable against such Sun Party in accordance with its terms.

Section 9. Representations and Warranties of the Horizon Parties. The Horizon Parties jointly and severally represent and warrant to the Sun Parties as follows:

(a) Authority. Each of the Horizon Parties has all necessary corporate or other power and authority to execute and deliver this Amendment Agreement. The execution and delivery by each Horizon Party of this Amendment Agreement have been duly and validly authorized by all necessary action and no other proceedings on the part of any Horizon Party and no votes by any holder of Interests in any Horizon Party are necessary to authorize this Amendment Agreement. This Amendment Agreement has been duly authorized and validly executed and delivered by each Horizon Party and constitutes a legal, valid and binding obligation of each such Horizon Party, enforceable against such Horizon Party in accordance with its terms.

Section 10. General Provisions.

(a) Miscellaneous. This Amendment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Amendment Agreement may be executed by facsimile signature. The terms of Article 10 of the Merger Agreement shall apply to this Amendment Agreement, as applicable.

(b) Merger Agreement, the Indemnification Agreement and the Tax Sharing and Indemnification Agreement in Effect. Except as specifically provided for in this Amendment Agreement, the Merger Agreement, the Indemnification Agreement and the Tax Sharing and Indemnification Agreement shall remain in full force and effect.

(c) Interpretation. For the avoidance of doubt, the words “the date hereof” when used in the amendments and restatements made hereby shall mean November 14, 2005.

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IN WITNESS WHEREOF, Horizon, Horizon OP, REIT Merger Sub, SLT Merger Sub, Sun, Trust, SHC and SLT have caused this Amendment Agreement to be signed by their respective officers (or general partner or managing member, as applicable) thereunto duly authorized all as of the date first written above.

HOST MARRIOTT CORPORATION

By:	/s/ W. Edward Walter
Name: W. Edward Walter
Title: Executive Vice President and Chief Financial Officer

HOST MARRIOTT, L.P.

By:	Host Marriott Corporation,
its sole general partner

By:	/s/ W. Edward Walter
Name: W. Edward Walter
Title: Executive Vice President and Chief Financial Officer

HORIZON SUPERNOVA MERGER SUB, L.L.C.

By:	Host Marriott, L.P.,
its sole member

By:	Host Marriott Corporation,
its sole general partner

By:	/s/ W. Edward Walter
Name: W. Edward Walter
Title: Executive Vice President and Chief Financial Officer

HORIZON SLT MERGER SUB, L.P.

By:	Horizon Supernova Merger Sub, L.L.C.,
its sole general partner

By:	Host Marriott, L.P.,
its sole member

By:	Host Marriott Corporation,
its sole general partner

By:	/s/ W. Edward Walter
Name: W. Edward Walter
Title: Executive Vice President and Chief Financial Officer

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Kenneth S. Siegel
Name: Kenneth S. Siegel
Title: Executive Vice President, General Counsel and Secretary

STARWOOD HOTELS & RESORTS

By:	/s/ Kenneth S. Siegel
Name: Kenneth S. Siegel
Title: Vice President, General Counsel and Secretary

SHERATON HOLDING CORPORATION

By:	/s/ Kenneth S. Siegel
Name: Kenneth S. Siegel
Title: Vice President and Secretary

SLT REALTY LIMITED PARTNERSHIP

By:	Starwood Hotels & Resorts,
its sole general partner

By:	/s/ Kenneth S. Siegel
Name: Kenneth S. Siegel
Title: Executive Vice President, General Counsel and Secretary